UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act 1934

Date of Report (Date of earliest event reported): July 4, 2019

General Steel Holdings, Inc.
(Exact name of registrant as specified in charter)

Nevada	001-33717	41-2079252
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Room 106, Tower H,
Phoenix Place, Shuguangxili,
Chaoyang District, Beijing, China 100028

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:	+ 86 (10) 58667723

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
NONE	N/A	N/A

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 4, 2019, the board of directors (the “Board”) of General Steel Holdings, Inc. (the “Company”), received resignation letters from Mr. Zuosheng Yu, a member and Chairman of the Board and Chief Executive Officer of the Company (“CEO”), Mr. John Chen, a member of the Board and Chief Financial Officer of the Company (“CFO”), Mr. Tong Yin, an independent director of the Board, Mr. Zhongkui Cao, an independent director of the Board, and Mr. James Hu, an independent director of the Board, all of which were effective on July 8, 2019. Mr. Yin, Mr. Cao and Mr. Hu also resigned as the members of the Corporate Governance and Nominating Committee, the Audit Committee and the Compensation Committee of the Board, effective on July 8, 2019.

On July 5, 2019, the Board appointed Mr. Baoning Shi, Mr. Zhiguang Liu and Mr. Wei Liu as the members of the Board, effective on July 8, 2019 to serve until their successors have been duly elected and qualified or until their removal or earlier resignation or death.

On July 5, 2019, the Board also appointed Mr. Baoning Shi as the Chairman of the Board and CEO of the Company and Mr. Zhiguang Liu as the CFO of the Company, effective on July 8, 2019, until their removal or earlier resignation or death.

Mr. Baoning Shi, age 47, has served as Chairman of Beijing Han River Investment Co., Ltd. since January 2015. Since November 2010, Mr. Shi has also served as Chairman of Beijing Ouruixi Medical Technology Co., Ltd., a 100% controlled variable interest entity of the Company. From January 2011 to December 2014, Mr. Shi served as a medical project partner of Beijing Cybernaut Investment Group. Mr. Shi received his Bachelor’s Degree in Physics from Nankai University in July 1994.

Mr. Zhiguang Liu, age 45, has served as Chief Executive Officer of Beijing Ouruixi Medical Technology Co., Ltd., a 100% controlled variable interest entity of the Company since August 2018. From October 2016 to July 2018, Mr. Liu served as Managing Director of Boyattle (Beijing) Investment Co., Ltd. From July 2012 to September 2016, Mr. Liu served as Vice President of Huayuan Fund. From January 2009 to June 2012, Mr. Liu served as Managing Director of Beijing Ronde Fenghe Investment Co., Ltd. Mr. Liu received his Bachelor’s Degree in International Economics and Trade from Beijing Wuzi University in July 1996.

Mr. Wei Liu, age 46, served as Vice President of Shanghai Jiye Group from November 2017 to June 2019. From November 2016 to October 2017, Mr. Liu served as Marketing Director of Anxin Zhongbao Technology Group Co., Ltd. From August 2014 to November 2016, Mr. Liu served as Marketing Manager of Sykes Enterprises, Incorporated (Nasdaq: SYKE). Mr. Liu received his Bachelor’s Degree in Decoration and Design from Beijing Institute of Graphic Communication in July 1993, his Master’s Degree in Project Management from Wuhan University in July 2011 and his EMBA Degree from Shanghai Jiaotong University in September 2016.

Based on its investigation, the Board determined that Mr. Wei Liu is “independent” under the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, and he does not have any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Based on its review, the Board also determined that Mr. Wei Liu qualifies as a “Non-Employee Director” as defined by Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and an “outside director” under Section 162(m) of the Internal Revenue Code and related regulations.

Each of Mr. Baoning Shi and Mr. Zhiguang Liu was appointed as a member of the Board as an understanding pursuant to the subscription agreements between the Company and Hummingbird Holdings Limited on August 24, 2018 and on November 29, 2018. Mr. Wei Liu was appointed as a member of the Board as an understanding pursuant to the Share Exchange Agreement by and among the Company, Fresh Human Global Ltd., a Cayman Islands corporation (“FH”), and Hummingbird Holdings Limited, the sole shareholder of FH, dated December 31, 2018 and the transactions contemplated thereby.  There is no family relationship between each of Mr. Baoning Shi, Mr. Zhiguang Liu or Mr. Wei Liu and any director or executive officer of the Company.

In connection with his appointment as CEO, the Company entered into an employment agreement with Mr. Shi on July 8, 2019. The employment agreement provides that Mr. Shi will receive compensation in the amount of RMB 31,000 (approximately $4,500) per month. The term of the employment agreement is for three years, starting on July 8, 2019.

In connection with his appointment as CFO, the Company entered into an employment agreement with Mr. Zhiguang Liu on July 8, 2019. The employment agreement provides that Mr. Zhiguang Liu will receive compensation in the amount of RMB 31,000 (approximately $4,500) per month. The term of the employment agreement is for three years, starting on July 8, 2019.

In connection with his appointment as an independent director, the Company entered into a director agreement with Mr. Wei Liu on July 8, 2019. The director agreement provides Mr. Wei Liu with compensation in the amount of RMB 13,700 (approximately $2,000) per month.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL STEEL HOLDINGS, INC.

	By:	/s/ Baoning Shi
		Name:	Baoning Shi
		Title:	Chief Executive Officer
Dated: July 9, 2019